FOR IMMEDIATE RELEASE

Alpha Announces Executive Leadership Change

BRISTOL, Tenn., May 10, 2024 – Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today announces the upcoming departure of Roger Nicholson, the company’s executive vice president, chief administrative officer, general counsel and secretary. As approved by Alpha’s board of directors on May 8, 2024, Nicholson will leave the company effective May 31, 2024 after four and a half years of service.
“I want to thank Roger for his significant impact on the company over the last several years,” says Andy Eidson, Alpha’s chief executive officer. “He has brought his sharp legal skills and decades of coal industry experience to bear on behalf of Alpha and we have benefited from Roger’s counsel to our board and management team. Alpha would not be the company it is today without Roger’s contributions, and we wish him the very best in his future endeavors.”
On May 8, 2024, Alpha’s board also approved the appointment of Mark Manno to serve as executive vice president, general counsel and secretary, effective June 1, 2024. He will oversee the company’s legal, land and safety departments in addition to serving as general counsel and secretary to the board of directors. The company’s president and chief operating officer, Jason Whitehead, will assume oversight of the environmental department as well as all human resources functions of the company.
“We are excited to welcome back Mark Manno, a proven leader who will be a valuable addition to this outstanding team,” Eidson said. “I look forward to working with Mark to continue strengthening Alpha for the future.”

About Alpha Metallurgical Resources
Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements
This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

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